Exhibit 99.1

AeroGrow Reports 3rd Quarter Results

●	3rd Quarter Revenue Increases 107% to $38.4 Million
●	3rd Quarter Operating Profit Increases 290% to $4.7 Million
●	Nine month results: Revenue up 151% to $69.1 Million; Income From Operations Rises to $8.7 Million, up from a Prior Year loss of $918 Thousand

Boulder, CO - (February 16, 2021) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced results for its third quarter ended December 31, 2020.

For the quarter ended December 31, 2020 the Company recorded net revenue of $38.4M, an increase of 107% over the same period in the prior year.  Income from Operations was $4.7M, an increase of 290% vs. the prior year. Gross margin improved to 41.1%, an increase of 590 basis points vs the prior year.

For the nine months ended December 31, 2020, net revenue stands at $69.1M, an increase of 151% vs. the same period last year. Income from Operations was $8.7M, up from a loss of $918K the prior year. Gross margin for the period improved to 42.0%, up 760 basis points vs. the prior year.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	December 31, 2020	March 31, 2020
(in thousands, except share and per share data) ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$13,636	$9,046
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $823 and $376 at December 31, 2020 and March 31, 2020, respectively	15,155	3,422
Other receivables	571	257
Inventory, net	11,593	4,788
Prepaid expenses and other	2,888	1,392
Total current assets	43,858	18,920
Property and equipment and intangible assets, net of accumulated depreciation of $5,962 and $5,467 at December 31, 2020 and March 31, 2020, respectively	2,224	1,229
Operating lease right-of-use	1,121	1,229
Deposits	555	669
Total assets	$47,758	$22,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,102	$2,332
Accounts payable related party	2,170	2,396
Accrued expenses	7,844	2,308
Finance lease liability	-	29
Notes payable related party-current portion	6,515	-
Debt associated with sale of intellectual property-current portion	10	17
Operating lease liability-current portion	146	58
Total current liabilities	24,787	7,140
Long term liabilities
Notes payable related party	900	900
Operating lease liability	1,090	1,201
Other liability	-	297
Total liabilities	26,777	9,538
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036 shares issued and outstanding at December 31, 2020 and March 31, 2020, respectively	34	34
Additional paid-in capital	140,817	140,817
Accumulated deficit	(119,870)	(128,342)
Total stockholders’ equity	20,981	12,509
Total liabilities and stockholders’ equity	$47,758	$22,047

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Net revenue	$38,367	$18,526	$69,088	$27,424
Cost of revenue	22,594	12,001	40,051	17,978
Gross profit	15,773	6,525	29,037	9,446

Operating expenses
Research and development	454	308	1,049	794
Sales and marketing	7,860	3,780	13,563	6,553
General and administrative	2,751	1,230	5,731	3,017
Total operating expenses	11,065	5,318	20,343	10,364

Profit (loss) from operations	4,708	1,207	8,694	(918)

Other expense, net
Interest expense – related party	(136)	(137)	(184)	(191)
Other expense, net	(14)	(4)	(38)	(9)
Total other expense, net	(150)	(141)	(222)	(200)

Net income (loss)	$4,558	$1,066	$8,472	$(1,118)

Net income (loss) per share, basic and diluted	$0.13	$0.03	$0.25	$(0.03)

Weighted average number of common shares outstanding, basic and diluted	34,328	34,328	34,328	34,328

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:

Grey Gibbs

Senior Vice President of Finance and Accounting

grey@aerogrow.com

303-444-7755